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[US DIAGNOSTIC INC. LOGO]                                  INVESTOR CONTACT:
                                                           Investor Relations
                                                           (561) 832-0006
                                                           website: www.usdl.com

                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE

             US DIAGNOSTIC INC. ANNOUNCES NEW BOARD MEMBER ELECTIONS
                            AND MERGER TALK SUSPENDED


         WEST PALM BEACH, FLORIDA, FRIDAY, MARCH 2, 2001 - US Diagnostic Inc. (OTC Bulletin Board: USDL) today announced that is has elected three new members to fill vacancies on its Board of Directors. Jack Howard, Francis Hussey, MD, and Glen Kassan were added to the Company's existing slate of four directors. Mr. Howard and Mr. Kassan were added at the request of the Company's largest shareholder, Steel Partners II, L.P. Dr. Hussey is also a significant shareholder.

         Leon F. Maraist, President and Chief Executive Officer of US Diagnostic stated, "We look forward to the expansion of the Board and the involvement of some of our major shareholders as the Company addresses its challenges. We are glad to have them become a part of our major strategic decisions, as well as our exploration of options for the company."

         US Diagnostic, Inc. also announced that its discussions regarding a proposed merger with International Radiology Group, LLC have been suspended. Each company believes that it may be in the best interests of its own shareholders to resume the talks at a future date.

         US Diagnostic Inc. is an independent provider of radiology services with locations in 11 states and owns, operates or manages 45 fixed site diagnostic imaging facilities.



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         Statements contained in this press release which are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, including but not limited to economic, competitive and other factors affecting the Company's operations, markets and expansion strategies, the ability of the Company to reach a definitive agreement with IRG, obtain all necessary consents and approvals and to consummate the transaction with IRG, adequate collection of accounts receivable, available financing, government regulations involving the Company, facts and events not known at the time of this press release, and other factors discussed in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond the Company's control. Actual results could differ materially from the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results anticipated in the forward-looking information in this press release will, in fact, occur.

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